NEWS RELEASE

1583 S. 1700 E. ● Vernal, UT 84078 ● (435)789-0594

FOR IMMEDIATE RELEASE

Superior Drilling Products, Inc. Reports $0.01 Earnings per Diluted Share for Second Quarter 2017

●	Achieved revenue of $4.0 million, up $2.9 million over prior-year period

●	Operating margin was 10.4%

●	Net income was $0.3 million, up $3.4 million from the loss in 2016 second quarter

●	Adjusted EBITDA(1) was $1.5 million, or 36.9% of sales, and up 64% over trailing first quarter

VERNAL, UT, August 11, 2017 — Superior Drilling Products, Inc. (NYSE American: SDPI) (“SDP” or the “Company”), a designer and manufacturer of drilling tool technologies, today reported financial results for the second quarter ended June 30, 2017.

Troy Meier, Chairman and CEO, noted, “We delivered exceptional results in the quarter from sales of our Drill-N-Ream® (“DnR”) well bore conditioning tool, increased aftermarket support and royalties, and solid performance in contract services. Our channel partner has successfully achieved their June 2017 market share goal with the DnR and is focused on meeting their year-end goal. Higher volume and revenue delivered positive bottom line results for us.”

Second Quarter 2017 Financial Summary

($ in thousands, except per share amounts)

	Q2 2017	Q2 2016	$Y/Y Change	% Y/Y Change	Q1 2017	$ Seq. Change	% Seq. Change
Tool sales/rental	$1,609	$849	$760	89.5%	$1,636	$(27)	(1.6)%
Other related tool revenue	877	42	835	1987.4%	635	242	38.1%
Tool Revenue	2,486	891	1,595	179.0%	2,270	216	9.5%
Contract Services	1,564	223	1,341	601.3%	1,099	464	42.2%
Total Revenue	$4,049	$1,114	$2,935	263.4%	$3,370	$680	20.2%
Operating income (loss)	421	(2,956)	3,378	NM	(247)	668	NM
As a % of sales	10.4%	NM			-7.3%
Net income (loss)	$307	$(3,099)	3,406	NM	$(386)	693	NM
Diluted earnings (loss) per share	$0.01	$(0.18)	$0.19	NM	$(0.02)	$0.03	NM

Compared with the prior-year period, revenue grew 263% to $4.0 million from an increase in all product categories driven by marked improvement in the oil & gas industry and the unique capabilities of the Company’s tools and services. Sequentially, revenue was up 20% over the trailing first quarter of 2017 from higher contract services as well as an increase in other related tool revenue which includes tool maintenance and royalty fees.

Tool revenue grew to $2.5 million, up 179% over the prior-year period and 9.5% higher than the trailing first quarter. Tool sales/rental revenue was comprised primarily of tool sales, whereas in the second quarter of 2016 approximately half of this revenue was from tool rentals. The Company changed its go-to-market and business strategy in May 2016. Higher tool revenue year over year was the result of more tool sales and growing market share. The increased number of tools deployed drives higher tool maintenance and royalty fee revenue.

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Superior Drilling Products, Inc. Reports $0.01 Earnings per Diluted Share for Second Quarter 2017

August 11, 2017

Contract services were $1.6 million, up 601% over the prior-year period, outpacing a 118% increase in total rig counts over the same period. When compared with the trailing first quarter, contract services revenue rose 42% while rig counts increased just 14%. Special projects for third parties drove the higher rate of growth in both instances.

Net income of $307 thousand improved $3.4 million over the prior-year period. Higher revenue, the successful strategic changes in the Company’s business model and operating leverage from higher volume led to net income growth.

Second Quarter 2017 Operational Review

	Q2 2017	Q2 2016	Y/Y Change	Y/Y % Change	Q1 2017	Seq. Change	Seq. % Change
Cost of revenue	$1,491	$1,332	$159	12.0%	$1,180	311	26.4%
As a percent of sales	36.8%	119.5%			35.0%
Selling, general & administrative	$1,237	$1,539	$(301)	(19.6)%	$1,498	(261)	(17.4)%
As a percent of sales	30.6%	138.1%			44.5%
Depreciation & amortization	$899	$1,200	$(301)	(25.1)%	$938	(39)	(4.1)%

Lower cost of revenue as a percentage of sales was a result of higher volume, as well as the elimination of inventory stocking points and field representatives required for the previous rental tool business model. Improved productivity also contributed to lower cost of revenue as a percentage of sales.

Selling, general and administrative expense (SG&A) was down from the prior-year period due to lower costs related to the business model change. SG&A decreased when compared with the trailing first quarter as a result of lower professional fees.

Adjusted EBITDA, or earnings before interest, taxes, depreciation and amortization, non-cash stock compensation expense and unusual items, was significantly improved to $1.5 million, or 37% of revenue. For the quarter, Adjusted EBITDA improved $2.6 million over prior-year period and $0.6 million over the trailing first quarter due to higher sales leading to positive net income.

The Company believes that when used in conjunction with measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), Adjusted EBITDA, which is a non-GAAP measure, helps in the understanding of its operating performance. (1)See the attached tables for important disclosures regarding SDP’s use of adjusted EBITDA, as well as a reconciliation of net loss to adjusted EBITDA.

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Superior Drilling Products, Inc. Reports $0.01 Earnings per Diluted Share for Second Quarter 2017
August 11, 2017

Year-to-Date Review

($ in thousands, except per share amounts)

	YTD 2017	YTD 2016	$ Change	% Change
Revenue	$7,419	$2,559	4,860	189.9%
Selling, general & administrative	2,735	2,829	(95)	(3.3)%
As a % of sales	36.9%	110.6%
Depreciation & amortization	1,837	2,447	(610)	(24.9)%
Operating expenses	7,244	7,629	(385)	(5.0)%
Operating income (loss)	175	(5,070)	5,245	NM
Net loss	$(79)	$(5,341)	5,262	98.5%
Diluted loss per share	$-	$(0.31)	0.31	NM

Revenue in the first half of 2017 nearly tripled when compared with the same period last year. Strong operating leverage from higher volume combined with cost discipline enabled the improvement in operating income and margin.

Operating income increased for the same reasons as in the quarter. Net loss for the first half of 2017 was essentially break even. Adjusted EBITDA for the six-month period was $2.4 million, a significant improvement over the prior-year period of ($1.7) million.

Balance Sheet and Liquidity

Cash and cash equivalents was $1.3 million at June 30, 2017, down from $2.2 million at the end of 2016, but improved over $0.2 million at the end of June 2016. Cash used in operations was $0.3 million, less than the $0.9 million in the prior-year period. The higher requirement for cash was primarily related to an increase in accounts receivable. Accounts receivable were up $2.4 million over the prior year period due to the measurable increase in sales and timing of receipts.

Total debt at the end of the quarter was $13.8 million, down $2.9 million, or 17%, compared with $16.7 million at December 31, 2016.

For the first six months of calendar year 2017, the Company had capital expenditures of $141 thousand related to equipment purchases.

Outlook:

Mr. Meier added, “We are excited about our prospects for continuing growth with the many product initiatives that are in process. Specifically, we are encouraged with the progress we are making to identify quality channel partners to take our DnR to international markets; we believe that our conversations with prospects indicate a strong interest in many basins around the world. Our intent is to methodically expand our reach around the globe with select channel partners in order to retain tool maintenance and control, which is imperative for the DnR’s continued success. We are also advancing discussions with several channel partners regarding the Coiled Tubing Strider, our completions system tool.”

He concluded, “The Open Hole Strider oscillation system is in the long-cycle test phase and has been performing well, and we believe the validation of our technology in the oil field has been impressive. Looking forward, we believe that Superior Drilling Products has significantly more potential with the innovation we can bring to the industry to improve productivity and lower costs in drilling operations.”

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Superior Drilling Products, Inc. Reports $0.01 Earnings per Diluted Share for Second Quarter 2017
August 11, 2017

Financial Estimates for 2017:

Revenue:	Approximately $14 million to $16 million

Operating margin, excluding amortization:	Approximately 16% to 18%

Depreciation:	$1.3 million to $1.4 million

Amortization:	Approximately $2.4 million

Interest Expense:	Approximately $950 thousand

Capital Expenditures:	Approximately $1.2 million, which includes a lease buyout and financing of a machining center

The Company expects the SG&A run rate to return to a more normalized $1.4 million per quarter.

Webcast and Conference Call

The Company will host a conference call and live webcast today at 10:00 am MT (12:00 pm ET) to review the financial and operating results for the quarter and discuss its corporate strategy and outlook. The discussion will be accompanied by a slide presentation that will be made available immediately prior to the conference call on SDP’s website at www.sdpi.com/events. A question-and-answer session will follow the formal presentation.

The conference call can be accessed by calling (201) 689-8470. Alternatively, the webcast can be monitored at www.sdpi.com/events.

A telephonic replay will be available from 1:00 p.m. MT (3:00 p.m. ET) the day of the teleconference until Friday, August 18, 2017. To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13665984, or access the webcast replay at www.sdpi.com, where a transcript will be posted once available.

About Superior Drilling Products, Inc.

Superior Drilling Products, Inc. is an innovative, cutting-edge drilling tool technology company providing cost saving solutions that drive production efficiencies for the oil and natural gas drilling industry. The Company designs, manufactures, repairs and sells drilling tools. SDP drilling solutions include the patented Drill-N-Ream® well bore conditioning tool and the patented StriderTM oscillation system technology. In addition, SDP is a manufacturer and refurbisher of PDC (polycrystalline diamond compact) drill bits for a leading oil field services company. SDP operates a state-of-the-art drill tool fabrication facility, where it manufactures its solutions for the drilling industry, as well as customers’ custom products. The Company’s strategy for growth is to leverage its expertise in drill tool technology and innovative, precision machining in order to broaden its product offerings and solutions for the oil and gas industry.

Additional information about the Company can be found at: www.sdpi.com.

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Superior Drilling Products, Inc. Reports $0.01 Earnings per Diluted Share for Second Quarter 2017
August 11, 2017

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements and information that are subject to a number of risks and uncertainties, many of which are beyond our control. All statements, other than statements of historical fact included in this release, regarding our strategy, future operations, financial position, estimated revenue and losses, projected costs, prospects, plans and objectives of management, are forward-looking statements. The use of words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project”, “forecast,” “should” or “plan, and similar expressions are intended to identify forward-looking statements, although not all forward -looking statements contain such identifying words. Certain statements in this release may constitute forward-looking statements, including statements regarding the Company’s financial position, market success with specialized tools, effectiveness of its sales efforts, success at developing future tools, and the Company’s effectiveness at executing its business strategy and plans. These statements reflect the beliefs and expectations of the Company and are subject to risks and uncertainties that may cause actual results to differ materially. These risks and uncertainties include, among other factors, our business strategy and prospects for growth; our cash flows and liquidity; our financial strategy, budget, projections and operating results; the amount, nature and timing of capital expenditures; the availability and terms of capital; competition and government regulations; and general economic conditions. These and other factors could adversely affect the outcome and financial effects of the Company’s plans and described herein.

For more information, contact investor relations:
Deborah K. Pawlowski
Kei Advisors LLC
(716) 843-3908
dpawlowski@keiadvisors.com

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Superior Drilling Products, Inc. Reports $0.01 Earnings per Diluted Share for Second Quarter 2017
August 11, 2017

Superior Drilling Products, Inc.

Consolidated Condensed Statements of Operations
(unaudited)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2017	2016	2017	2016

Revenue	$4,049,497	$1,114,469	$7,419,109	$2,559,095

Operating cost and expenses

Cost of revenue	1,491,383	1,331,985	2,672,116	2,352,597
Selling, general, and administrative expenses	1,237,335	1,538,824	2,734,852	2,829,427
Depreciation and amortization expense	899,373	1,200,085	1,837,395	2,446,967

Total operating costs and expenses	3,628,091	4,070,894	7,244,363	7,628,991

Operating income (loss)	421,406	(2,956,425)	174,746	(5,069,896)

Other income (expense)
Interest income	82,509	77,952	164,368	156,319
Interest expense	(215,103)	(377,063)	(474,128)	(728,075)
Other income	-	52,225	43,669	108,951
Gain (loss) on sale of assets	17,995	104,599	12,167	191,450
Total other income (expense)	(114,599)	(142,287)	(253,924)	(271,355)

Net income (loss)	$306,807	$(3,098,712)	$(79,178)	$(5,341,251)

Basic income (loss) earnings per common share	$0.01	$(0.18)	$(0.00)	$(0.31)

Basic weighted average common shares outstanding	24,197,148	17,464,443	24,196,726	17,462,024

Diluted income (loss) per common Share	$0.01	$(0.18)	$(0.00)	$(0.31)

Diluted weighted average common shares outstanding	24,197,148	17,464,443	24,196,726	17,462,024

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Superior Drilling Products, Inc. Reports $0.01 Earnings per Diluted Share for Second Quarter 2017
August 11, 2017

Superior Drilling Products, Inc.

Consolidated Condensed Balance Sheets

	June 30, 2017	December 31, 2016
	(unaudited)
Assets
Current assets:
Cash	$1,300,891	$2,241,902
Accounts receivable, net	2,875,130	1,038,664
Prepaid expenses	77,589	76,175
Inventories	1,285,738	1,167,692
Assets held for sale	-	2,490,000
Other current assets	163,733	13,598
Total current assets	5,703,081	7,028,031

Property, plant and equipment, net	8,630,237	9,068,359
Intangible assets, net	7,356,111	8,579,444
Related party note receivable	7,746,717	8,296,717
Other noncurrent assets	15,954	15,954
Total assets	$29,452,100	$32,988,505

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$746,606	$1,066,514
Accrued expenses	693,087	449,004
Capital lease obligation	63,582	217,302
Related party debt	197,922	272,215
Current portion of long-term debt, net of discounts	1,926,971	2,905,681
Total current liabilities	$3,628,168	$4,910,717

Other long term liability	-	820,657
Long-term debt, less current portion, net of discounts	11,583,939	13,288,701
Total liabilities	$15,212,107	$19,020,075

Stockholders’ equity
Common stock (17,459,605 and 23,961,631)	24,197	24,120
Additional paid-in-capital	38,646,092	38,295,428
Accumulated deficit	(24,430,296)	(24,351,118)
Total stockholders’ equity	$14,239,993	$13,968,430
Total liabilities and shareholders’ equity	$29,452,100	$32,988,505

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Superior Drilling Products, Inc. Reports $0.01 Earnings per Diluted Share for Second Quarter 2017
August 11, 2017

Superior Drilling Products, Inc.

Consolidated Statements of Cash Flows
(unaudited)

	June 30, 2017	June 30, 2016
Cash Flows From Operating Activities
Net income (loss)	$(79,178)	$(5,341,251)
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization expense	1,837,395	2,446,967
Amortization of debt discount	40,110	69,768
Share - based compensation expense	350,741	376,785
Impairment of property, plant and equipment	-	361,903
Gain on sale of assets	(12,167)	(191,450)
Changes in operating assets and liabilities:
Accounts receivable	(1,836,466)	1,387,203
Inventories	(118,046)	(17,514)
Prepaid expenses and other noncurrent current assets	(151,549)	(86,281)
Other noncurrent assets	-	(12,537)
Accounts payable and accrued expenses	(328,992)	134,691
Other long term liabilities	(17,490)	-
Net Cash Used In Operating Activities	$(315,642)	$(871,716)

Cash Flows From Investing Activities
Purchases of property, plant and equipment	(141,137)	(315,101)
Proceeds from sale of fixed assets	2,483,921	294,242
Net Cash Used In Investing Activities	$2,342,784	$(20,859)

Cash Flows From Financing Activities
Principal payments on debt	(2,740,140)	(1,031,491)
Principal payments on related party debt	(74,293)	(44,662)
Principal payments on capital lease obligations	(153,720)	(133,403)
Proceeds received from debt borrowings	-	1,000,000
Proceeds from sale of subsidiary	-	50,700
Proceeds from payments on related party note receivable	-	22,534
Debt issuance Costs	-	(56,188)
Net Cash Used In Financing Activities	$(2,968,153)	$(192,510)

Net Decrease in Cash	(941,011)	(1,085,085)
Cash at Beginning of Period	2,241,902	1,297,002
Cash at End of Period	$1,300,891	$211,917
Supplemental information:
Cash paid for interest	$460,842	$689,409
Non-cash payment of other long term liability by offsetting related party note receivable	$550,000	$-
Acquisition of equipment by issuance of note payable	$16,557	$-

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Superior Drilling Products, Inc. Reports $0.01 Earnings per Diluted Share for Second Quarter 2017
August 11, 2017

Superior Drilling Products, Inc.

Adjusted EBITDA(1) Reconciliation
(unaudited)

	Three Months Ended
	June 30, 2017	March 31, 2017	June 30, 2016

GAAP net income (loss)	$306,807	$(385,985)	$(3,098,712)
Add back:
Depreciation and amortization	899,373	938,022	1,200,085
Impairment of property, plant and equipment	-	-	362,000
Interest expense, net	132,594	177,166	299,111
Share-based compensation	175,361	175,380	114,908
Functional Drill-N-Ream sales	-	-	72,000
(Gain) loss on sale of assets	(17,995)	5,828	(104,599)
Non-GAAP adjusted EBITDA(1)	$1,496,140	$910,411	$(1,155,207)

GAAP Revenue	$4,049,497	$3,369,612	$1,114,469
Non-GAAP EBITDA Margin	36.9%	27.0%	-103.7%

	Six Months Ended
	June 30, 2017	June 30, 2016

GAAP net income (loss)	$(79,178)	$(5,341,251)
Add back:
Depreciation and amortization	1,837,395	2,446,967
Interest expense, net	309,760	571,756
Share-based compensation	350,741	369,981
Impairment of property, plant & equipment	-	361,903
(Gain) loss on sale of assets	(12,167)	(191,450)
Functional Drill-N-Ream sales	-	72,000
Non-GAAP Adjusted EBITDA(1)	$2,406,551	$(1,710,094)

GAAP Revenue	$7,419,109	$2,559,095
Non-GAAP EBITDA Margin	32.4%	-66.8%

(1) Adjusted EBITDA represents net income adjusted for income taxes, interest, depreciation and amortization and other items as noted in the reconciliation table. The Company believes Adjusted EBITDA is an important supplemental measure of operating performance and uses it to assess performance and inform operating decisions. However, Adjusted EBITDA is not a GAAP financial measure. The Company’s calculation of Adjusted EBITDA should not be used as a substitute for GAAP measures of performance, including net cash provided by operations, operating income and net income. The Company’s method of calculating Adjusted EBITDA may vary substantially from the methods used by other companies and investors are cautioned not to rely unduly on it.

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